SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2010

SEDONA CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15864	95-4091769
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1003 West Ninth Avenue King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 337-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — Corporate Governance and Management

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Departure of Director

On June 28, 2010, the Board of Directors of SEDONA Corporation received notification from Roger W. Scearce that he was resigning from his role as a Director of the Company, effective immediately.  Mr. Scearce was elected to the Board of Directors on August 27, 2004.  In addition, the Board of Directors of SEDONA Corporation received notification from Anita M. Primo that she was resigning from her role as Vice President and Chief Financial Officer to pursue other professional opportunities.

SECTION 8 — Other Events

ITEM 8.01 Other Events.

Conversion of Debt to Equity

On April 15, 2010, the Company announced that in March 2010, the Company and its current Debt Holders reached an agreement in principal with respect to the total outstanding debt obligations and accrued interest due, which approximates $9,600,000 as of December 31, 2009.  The Company had presented the Debt Holders with terms to convert the total outstanding debt obligations and accrued interest due, from debt to equity through the issuance of Company Preferred Stock.  The Company anticipated executing documentation related to this transaction on or before June 30, 2010.  The Company is still working on the documentation related to this transaction and estimates that the transaction will be completed on or before August 31, 2010, however, there can be no assurances that the transaction will be completed until documents are executed.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2010

SEDONA CORPORATION

By:	/s/ David R. Vey
David R. Vey
Chief Executive Officer